Exhibit 99.1

Waste Industries USA, Inc. Declares Quarterly Cash Dividend and Announces Acquisition

Raleigh, North Carolina, August 12, 2005 – Waste Industries USA, Inc. (Nasdaq: WWIN), a regional, non-hazardous solid waste services company, today announced that its Board of Directors approved a quarterly dividend of $0.08 per share payable on September 1, 2005 to shareholders of record at the close of business on August 19, 2005. The Company also announced that its Board of Directors will consider the payment of future dividends at the same per share rate on a quarterly basis.

Jim Perry, President and CEO of Waste Industries, stated, “We are pleased to be able to provide this additional return on our shareholders’ investment beyond our current semi-annual cash dividend and this dividend also reflects our sustained cash flow for the quarter and year-to-date.”

Jim Talton, Chairman of the Company’s Audit Committee and Independent Director stated, “The Board authorized the quarterly dividend based on the Company’s sound financial position. The directors will consider continuing the quarterly dividend as we review the Company’s financial position, including our operating profit model, balance sheet and access to growth capital. This additional dividend reflects our continued confidence in Mr. Perry and his management team to execute their strategy and to continue gains in operating performance.”

The Company also announced that on August 5, 2005 it acquired the assets of Moriah Industries, LLC, a commercial front load and industrial collection business in Rome, Georgia. The collection operation is a tuck-in acquisition in the Company’s current operations in Polk County, west of Atlanta, Georgia. The Company plans to internalize all of the waste collected from this acquisition into its Grady Road Landfill in Rockmart, Georgia.

Jim Auten, Vice President, Corporate Sales and Marketing, stated, “Not only are we able to internalize this additional waste volume, but the acquisition helps to improve our customer density and to further leverage our general and administrative expenses.”

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Georgia and Florida.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to risks and uncertainties, such as fuel prices, economic trends, weather conditions, managing growth and risks in the development and operation of landfills that could cause actual results to differ materially from those currently anticipated. Consider these factors carefully in evaluating the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings.